CONSENT OF INDEPENDENT AUDITORS

The Trustees and Shareholders
Evergreen Equity Trust
Evergreen Select Equity Trust

We consent to the use of our report dated September 7, 2001 for Evergreen Blue Chip Fund, Evergreen Equity Income Fund, Evergreen Growth and Income Fund, Evergreen Small Cap Value Fund, and Evergreen Value Fund, each a portfolio of the Evergreen Equity Trust, and our report dated September 7, 2001 for Evergreen Equity Index Fund and Evergreen Strategic Value Fund (formerly Evergreen Select Strategic Value Fund), each a portfolio of the Evergreen Select Equity Trust, incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectus and "Independent Auditors" in the Statement of Additional Information.

                                                     /s/ KPMG LLP




Boston, Massachusetts
November 28, 2001